Filed pursuant to Rule 433
Registration Statement No. 333-180300-03 May 16, 2014

Seeking an M&A investment strategy?

CSMA: Credit Suisse Merger Arbitrage ETNs. credit-suisse.com/etn

You may receive less,  and possibly significantly less,than  the principal amount of your investment at maturity or upon repurchase  or sale. The performance of the index may not be entirely representative of the performance of a merger arbitrage strategy and there is no assurance  that the strategy on which the index is based will be successful. An investment in the
ETNs involves significant risks. For further information regarding risks, please see the section entitled �Risk
Factors� in the applicable pricing supplement. Credit Suisse AG (�Credit Suisse�) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the Pricing Supplement dated March 23, 2012,  the Prospectus
Supplement dated March 23, 2012,  and the Prospectus dated March 23, 2012,  to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.